Exhibit 10


                                 AGREEMENT


            Agreement (this "Agreement") dated as of August 31, 1999 between Enesco Group, Inc., a Massachusetts corporation formerly known as Stanhome Inc. ("Enesco"), and Peter R. Johnson, Vice President and General Counsel of Enesco and Enesco Corporation, an Ohio corporation and a wholly owned subsidiary of Enesco (the "Executive").

            On July 9, 1997, G. William Seawright, President of Stanhome Inc. ("Seawright"), sent a letter to the Executive regarding intercompany transfer assistance (the "July 9 Letter").

            On August 13, 1997, Seawright sent a letter to the Executive regarding intercompany transfer assistance that, by its terms, replaced the July 9 Letter (the "August 13 Letter").

            The Executive is eligible to receive compensation under severance guidelines for Enesco Corporation issued January 1, 1999 (the "Guidelines").

            On or about June 8, 1999, Enesco indicated to the Executive that it desired to replace him as its Vice President, Secretary, Clerk and General Counsel and as the Vice President, Secretary and General Counsel of Enesco Corporation.

            Enesco and the Executive desire to fix terms of continued employment and separation for the Executive and severance payments on termination of the Executive's employment with and from Enesco and Enesco Corporation.

            In consideration for the Executive's continued employment with Enesco and Enesco Corporation and the mutual promises set forth in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Enesco and the Executive hereby agree as follows.

            1. Effective Date. This Agreement is effective as of June 30,
1999.

            2. Sole Agreement. This Agreement supercedes, cancels and replaces the July 9 Letter, the August 13 Letter, the Guidelines and all other plans, policies, agreements and arrangements providing for severance and other post-termination benefits payable to the Executive upon termination of the Executive's employment with Enesco and Enesco Corporation, except to the extent set forth herein or in the Release Agreement attached hereto as Exhibit A.

            3. Employment. The Executive agrees to remain in the employ of Enesco and Enesco Corporation, and Enesco agrees that the Executive shall remain so employed, until January 1, 2000, except as otherwise provided herein.

            4. Termination. The Executive's employment with Enesco and Enesco Corporation may be terminated by either Enesco or the Executive upon 30 days' prior written notice to the other party; provided, however, that neither the Executive nor Enesco may give notice of termination of the Executive's employment until at least October 1, 1999. Any termination of employment effected in accordance with the terms of this Agreement shall be deemed to be an involuntary termination of the Executive, without cause, for purposes of state labor and employment laws.

            5. Compensation and Benefits. During the remaining term of the Executive's employment with Enesco and Enesco Corporation, the Executive
(a) will continue to be compensated on the same basis and at the same salary on and at which he was compensated on June 30, 1999 and (b) will continue to be eligible for (and, as applicable, receive) the same employee benefits (other than, as provided for herein, severance and post-termination benefits), including without limitation health and welfare benefits, employee stock options, MIP bonus and retirement and supplemental retirement plan benefits, for which he was eligible on June 30, 1999, in each case, in accordance with the existing terms and provisions of the applicable employee benefit plan, policy, agreement or arrangement and the terms and provisions of this Agreement. From and after the date hereof, severance and post-termination benefits are governed solely by this Agreement and the Release Agreement attached hereto as Exhibit A.

            6. Management Incentive Plan ("MIP") Bonus. Notwithstanding anything to the contrary in any benefit plan, policy, agreement or arrangement (or elsewhere), the Executive shall be eligible to receive a pro rated portion of any MIP bonus that may be payable for the year ended December 31, 1999 as if he were employed by Enesco and Enesco Corporation on January 1, 2000 if (and only if) Enesco terminates the Executive's employment with Enesco and Enesco Corporation prior to January 1, 2000. This prorated MIP bonus, if any, shall be calculated by (a) determining the dollar amount of the MIP bonus payment that would have been payable to the Executive in the event his employment with Enesco Corporation had not been terminated on or prior to January 1, 2000 and (b) multiplying that dollar amount by a fraction, the numerator of which shall be the number of days in 1999 through and including the date of termination of the Executive's employment with Enesco and Enesco Corporation and the denominator of which is 365.

            7. Profit Sharing. Notwithstanding anything to the contrary in any benefit plan, policy, agreement or arrangement (or elsewhere), the Executive shall be eligible for profit-sharing contributions, company match benefits and guaranteed money purchase benefits under and in accordance with the Enesco Group, Inc. Retirement Plan and the Enesco Group, Inc. Supplemental Retirement Plan (as the same were amended and restated as of January 1, 1999) as if he were employed by Enesco and Enesco Corporation on January 1, 2000 if (and only if) Enesco terminates the Executive's employment with Enesco and Enesco Corporation prior to January 1, 2000.

            8. Employee Stock Options. Subject to any requested approval of the Compensation and Stock Option Committee of Enesco's Board of Directors, notwithstanding anything to the contrary in any benefit plan, policy, agreement or arrangement (or elsewhere), options granted to the Executive under any of Enesco's stock option plans will continue to vest and remain exercisable by the Executive or his guardian or legal representative in accordance with the terms of those stock option plans until the earlier to occur of (a) the date which is three years after the date of termination of the Executive's employment with Enesco and Enesco Corporation or (b) the date which is 10 years after the date of grant of the option.

            9. Severance and Post-termination Benefits. On or prior to the date of termination of the Executive's employment with Enesco and Enesco Corporation, the Executive will execute and deliver to Enesco, and Enesco will execute and deliver to the Executive, a Release Agreement in the form attached hereto as Exhibit A. The terms and provisions of the Release Agreement are incorporated herein by reference and form a part of this Agreement.

            10. Notices. Any notice required or made under this Agreement shall be in writing and shall be delivered to the intended recipient: by hand; by certified mail, return receipt requested; by FedEx or other overnight delivery service; or by facsimile as follows:

                  (a)   to Enesco

                        c/o Enesco Corporation
                        Chancellory Business Park
                        225 Windsor Drive
                        Itasca, IL 60143
                        Attention: Mr. Allan G. Keirstead
                                   Executive Vice President,
                                   Chief Administrative and
                                   Financial Officer
                        Facsimile:  (630) 875-5846

                  (b)   to the Executive

                        Peter R. Johnson, Esq.
                        Vice President and General Counsel
                        Enesco Corporation
                        Chancellory Business Park
                        225 Windsor Drive
                        Itasca, IL  60143
                        Facsimile:   (630) 875-8464

Either party may change the address to which notices are to be sent by providing notice in writing to the other party in accordance with the terms hereof.

            11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without giving effect to the conflict of law provisions thereof.

            The parties hereto have executed and delivered this Agreement as of the date first set forth above.


                                   ENESCO GROUP, INC.


                                   By /s/ Allan G. Keirstead
                                      __________________________________
                                      Name: Allan G. Keirstead
                                      Title:Executive Vice President, Chief
                                            Administrative and Financial
                                            Officer

                                   /s/ Peter R. Johnson
                                   _____________________________________
                                   Peter R. Johnson



                                                                  Exhibit A


                             RELEASE AGREEMENT


      This Release Agreement (this "Agreement") is entered into by and between Peter R. Johnson, a resident of 26 Stoneridge Drive, South Barrington, Illinois (hereinafter referred to as "Associate"), and Enesco Group, Inc., a Massachusetts corporation having a principal place of business at 225 Windsor Drive, Itasca, Illinois (hereinafter referred to as the "Company").

            This Agreement is incorporated by reference into and forms a part of the Agreement dated as of August [ ], 1999 between the Company and Associate (the "Separation Agreement"). To the extent that any term or provision of this Agreement is inconsistent with any term or provision of the Separation Agreement, the term or provision of the Separation Agreement will control.

            In consideration for the promises, conditions and representations set forth herein and the severance payments being provided to Associate by the Company as set forth below, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by Associate and the Company (hereinafter sometimes referred to collectively as the "Parties"), the Parties hereby agree as follows:

            1. Termination Date. Associate's employment with the Company
shall terminate as of the close of business on [     ], 1999 (the "Termination
Date").

            2. Continuation of Salary and Benefits After Termination. Prior to the Termination Date, Associate's salary and his participation in all compensation and benefit plans and programs in which he currently is a participant or from which he currently receives benefits will remain in effect on the same terms as are in effect on the Effective Date (as defined in Paragraph 20).

            As of the Termination Date, Associate's salary and any other compensation and benefits he receives from the Company will terminate, other than compensation and/or benefits to which he continues to be entitled (a) pursuant to terms of this Agreement, (b) as a matter of federal or state law, (c) pursuant to the agreements between the Parties listed below or (d) pursuant to the terms of the compensation or benefit plans or programs in which he continues to be a participant or has a right to receive such compensation or benefits after the Termination Date listed below.

      The agreements and compensation and benefit plans and programs referred to herein are as follows:

            o     the Separation Agreement;
            o medical, dental and vision employee group insurance plan under the existing policy applicable to Associate or a substantially equivalent successor policy or policies;
            o life/accidental death and dismemberment group insurance plan under the existing policies applicable to Associate or a substantially equivalent successor policy or policies;
            o Stanhome Pension Plan Annuity under Policy #GA-20136 issued by Hartford Life Insurance Company;
            o Enesco Group, Inc. Retirement Plan, as amended and restated as of January 1, 1999;
            o     Enesco Group, Inc. Supplemental Retirement Plan, as
                  amended and restated as of January 1, 1999;
            o     Stanhome PAYSOP Plan and related Trust Agreement
                  dated October 15, 1985, as amended;
            o     Stanhome Inc. 1984 Stock Option Plan, as amended;
            o     Stanhome Inc. 1991 Stock Option Plan, as amended;
            o     Stanhome Inc. 1996 Stock Option Plan, as amended; and
            o     Stanhome Matching Gifts Program.

      With respect to those Company compensation and benefit plans and programs in which Associate will continue to participate subsequent to the Termination Date, Associate's participation in such compensation and benefit plans and programs will be on terms no less favorable than those in effect as of the Effective Date. Furthermore, the Company and Associate agree that, except as may be provided for in paragraphs 6, 7 and 8 of the Separation Agreement, after his Termination Date he will not become entitled to any increased benefits under such compensation and benefit plans and programs, but the benefits payable by the Company to Associate thereunder shall be based upon his length of service and compensation level as of the Termination Date.

      3.  Consideration.

      A. Severance Payments. Following the Termination Date, and for a period of 63 consecutive bi-weekly (two-week) periods commencing on [ ] and ending on [ ] (the "Severance Period"), Associate will receive severance payments equal to $7,248.45 per bi-weekly (two-week) period, gross, without giving effect to any federal or state income tax or other withholding pay ments which the Company may be legally required to deduct therefrom. Such payments are in addition to anything of value to which Associate is already entitled or provided pursuant to this Agreement or the Separation Agreement, or any other agreement between the Parties or other Company plan or program listed in Paragraph 2. Moreover, such severance payments are not intended to include any unused, accrued vacation time to which Associate may be entitled or any other accrued but unpaid compensation or benefit to which Associate may be entitled under any Company compensation or benefit plan or program. The Company may, at any time, in its sole discretion, distribute any remaining payments in a lump sum.

      B. Additional Payments/Benefits. Associate is entitled to any payments and benefits as may be provided for in paragraphs 6, 7 and 8 of the Separation Agreement.

      C. Insurance. During the 31 1/2-month period beginning [    ] and ending
[      ], Associate will continue to be covered by the medical, dental and vision employee group insurance plan under the existing policy applicable to Associate or a substantially equivalent successor policy or policies
(the "Plan") regardless of the location of Associate's eventual residence within the United States and regardless of his coverage by any other medical, dental or vision insurance plans. Should the Plan be terminated in the future, the Company and its successors and assigns, as applicable, agree to provide Associate with coverage that is substantially equivalent to that provided in the Plan. In the event of the Associate's death, it is intended that the coverage for Associate's spouse and other dependents shall continue through the end of the Severance Period.

      Associate will contribute to the cost of the personal and dependent coverage the same dollar amount (currently, $64.70 per month for family medical and vision coverage and $10.80 per month for family dental coverage) on the same basis as he would contribute to such coverage if he had remained in the employ of the Company as its Vice President and General Counsel, and the Company, its successors and assigns, will contribute the remainder of such cost, with the Associate's cost being adjusted as necessary to be the same cost as may be in effect for medical, dental and vision coverage of similarly situated active employees of the Company and its successors and assigns (i.e., active employees of the Company at the same executive level that Associate attained prior to termination of his employment with the Company). The continued medical, dental and vision coverage, as set forth in the Plan, and the guaranteed contributions outlined above toward both personal coverage and dependent coverage, is binding upon and may not be revoked by the Company or any of its successors or assigns and will continue until coverage ceases as outlined above provided that Associate has paid his portion of the premium. In the event that Associate fails to pay his portion of the premium on time, the Company will pay the full premium and notify Associate of his failure to make timely payment. Associate shall have ten (10) days from his receipt of such notice to cure his failure to pay by repaying to the Company the amount advanced by the Company on his behalf, and the Company shall not allow his insurance coverage to be canceled or to lapse until such ten-day period shall have expired.

      The Company, its successors and assigns, shall continue to provide at its sole expense the life insurance ($381,110 Death Benefit) and accidental death and dismemberment employee insurance coverage, as presently in effect, through the end of the Severance Period.

      The Termination Date shall be treated as an event under the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), and Associate will receive COBRA information under separate cover.

      D. Outplacement. The Company also will provide Associate with outplacement services through Lee Hecht Harrison at its office in Deerfield, Illinois or elsewhere as mutually agreed upon between the Parties, provided such outplacement services commence within 12 months following the Termination Date, and such outplacement services shall continue at least through the end of the Severance Period.

      E. References. The Company will provide references for Associate in accordance with its policy.

      F. Taxes. Applicable taxes on all payments, transfers and other consider ation referred to herein will be the sole responsibility of Associate, provided that the Company shall deduct applicable federal and state income tax withholding on the payments provided for herein.

      G. Vacation Pay. Any accrued, unused vacation for calendar year 1999 will be paid to the Associate in a lump sum immediately following the Termination Date.

      4. Annuity. Associate's benefits from the Stanhome Inc. Pension Plan Annuity under Policy #GA-20136 issued by Hartford Life Insurance Company also shall remain in full force and effect.

      5.  Release.

      A. From Associate to the Company. In exchange for the compensation described in Paragraph 2 and for other good and valuable consideration, Associate hereby agrees that he, his representatives, heirs, executors, administrators, agents, estate, successors and assigns release and forever discharge the Company and its affiliates and their successors, predecessors, assigns, directors, stockholders or shareholders, officers, employees and/or agents, both individually and in their official capacities with the Company and/or its affiliates, from any and all actions, causes of action, suits, claims, demands, obligations, costs, judgments, complaints, contracts, agreements, promises, debts, damages, and liabilities of whatever kind or nature, at law, in equity or otherwise, whether existing or contingent, known or unknown, relating to any matter, cause or thing whatsoever arising on or prior to the date of this Agreement, including but not limited to rights or claims relating in any way to Associate's employment with or his termination of employment from the Company, including but not limited to claims arising under common law, contract, implied contract, public policy, tort, personal injury or any federal, state or local statute, law, constitution, ordinance, regulation or order, including but not limited to the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq., Title VII of the Civil Rights Act, The Americans with Disabilities Act, The Illinois Human Rights Act and/or any other applicable employment-related federal, state or local statute, law, ordinance, regulation or order; provided, however, that nothing contained in this Paragraph 5.A. shall limit Associate's right to enforce the terms or sue for breach of (i) this Agreement, any agreement listed in Paragraph 2 of this Agreement or any other agreement whatsoever unrelated to compensation and severance matters between the Parties hereto whether or not such agreement is listed in Paragraph 2 of this Agreement, (ii) any compensation or benefit plan or program in which he remains a participant or beneficiary beyond the Termination Date in accordance with the provisions of Paragraph 2 or (iii) Associate's right to indemnification as an officer or director of the Company and/or its affiliates. This release is intended by Associate to be a general release as to the claims described herein.

      B. From the Company to Associate. In exchange for Associate's release of the Company and the covenants made by Associate in Paragraph 10 hereof, the Company hereby agrees that it and its affiliates and subsidiaries, and their successors, predecessors, assigns, directors, stockholders or shareholders, officers, employees and agents, both individually and in their official capacities with the Company and its affiliates, attorneys and agents release and forever discharge Associate, his representatives, heirs, executors, administrators, agents, attorneys, estate, successors and assigns, from any and all actions, causes of action, suits, claims, demands, obligations, costs, judgments, complaints, contracts, agreements, promises, debts, damages and liabilities of whatever kind or nature, at law, in equity or otherwise, whether existing or contingent, known or unknown, relating to any matter, cause or thing whatsoever arising on or prior to the date of this Agreement, including but not limited to rights or claims relating in any way to Associate's employment with or his termination of employment from the Company or his representation of the Company in his capacity as legal counsel; provided, however, that nothing contained in this Paragraph 5.B. shall limit the Company's right to enforce the terms or sue for breach of (i) this Agreement, any agreement listed in Paragraph 2 of this Agreement or any other agreement whatsoever unrelated to compensation and severance matters between the Parties hereto whether or not such agreement is listed in Paragraph 2 of this Agreement or (ii) any compensation or benefit plan or program in which he remains a participant or beneficiary beyond the Termination Date in accordance with the provisions of Paragraph 2. This release is intended by the Company to be a general release as to the claims described herein.

      6. Indemnification. To the extent that Associate is not otherwise indemnified under a Company by-law or insurance policy, the Company will indemnify and hold harmless Associate against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by Associate in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which Associate may be involved or with which Associate may be threatened arising out of actions taken by Associate in his capacity as an officer, director, employee, agent, representative of, or legal counsel to, the Company or a direct or indirect subsidiary of the Company or, at the Company's request, another organization, or in any capacity with any employee benefit plan of the Company or such a subsidiary or organization, or in connection with the prosecution of any action, suit or proceeding, whether civil or criminal, in which Associate may be acting for or on behalf of the Company, in any such case with the exception of actions by him with respect to which a court of competent jurisdiction determines that Associate did not act in good faith in the reasonable belief that his action was in the best interest of the Company, or to the extent such claim relates to his service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan, without regard to the date when such claim is brought. Expenses, including without limitation counsel fees, reasonably incurred by Associate in connection with the defense or disposition of any such action, suit or other proceeding shall be paid from time to time by the Company in advance of the final disposition thereof upon receipt of an undertaking by Associate to repay to the Company the amounts previously advanced if it shall be adjudicated that indemnification for such expenses is not authorized hereunder.

      7. Waiver of Rights and Claims Under the Age Discrimination in Employ-ment Act, as Amended. Associate has been informed that because he is over 40 years of age, he has or might have specific rights and/or claims under the Age Discrimination in Employment Act, as amended. In consideration for the compensation described hereunder, Associate specifically waives the rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed. Associate acknowledges that he has been provided the information or materials required by law in connection with this waiver.

      8. Company Files, Documents and Other Property. Associate warrants that he will return to the Company upon its request all keys or other items, including all Company files, reports, books, data and documents, that are in his possession or control and that are the property of the Company (and not his personal files, reports, books, data and documents).

      9.  Advice and Representations.

      A. Associate is hereby advised by the Company to consult with an attorney prior to executing this Agreement.

      B. Associate was further advised, when he was presented with this Agreement on or before [ ], that he had at least 45 days within which to
consider the Agreement, until the close of business on [          ].

      C. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

      D. The terms of this Agreement are contractual in nature and not a mere recital. Captions herein are inserted for convenience, do not constitute a part of this Agreement and shall not be admissible for the purpose of proving the intent of the parties.

      E. Associate represents that he has read this Agreement, fully understands the terms and conditions of this Agreement and is knowingly and voluntarily executing the same without any duress or undue influence.

      10. Confidential Information. Associate agrees that he will not use or disclose to anyone (other than for the benefit of the Company) at any time hereafter, any Confidential Information obtained by him or made known to him while employed by the Company and will make all reasonable, necessary and appropriate efforts to safeguard all such Confidential Information from disclosure to anyone other than as permitted hereby. As used herein, "Confidential Information" includes, but is not limited to, trade secrets, business and sales policies, methods, plans and customer lists, including any lists (written or other) of such persons or entities, whether of the Company or any other organization associated or affiliated with or owned by or owning the Company, but shall not include information which becomes generally available to the public other than as a result of disclosure by Associate's act or default or the act or default of Associate's agents or representatives.

      11. Resignation and Stock Transfers. Upon the Termination Date, Associate agrees to (i) leave and/or resign from any position held by him with the Company or any direct or indirect affiliated company or organization, including but not limited to positions as an officer, director, committee member or any other position, (ii) take any action necessary to transfer shares of stock held in his name or for his benefit on behalf of the Company in any direct or indirect affiliate of the Company, as requested by the Company, to the Company or a designee of the Company and (iii) take any action and execute anything as may be necessary to accomplish the foregoing.

      12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company, and any such successor or assign shall be deemed substituted for the Company under the terms of this Agreement, and as a condition thereof, such successor or assign shall expressly assume in writing the rights, duties and obligations of the Company. As used in this Agreement, the term "successor or assign" or "successors or assigns" shall include any person, firm, corporation or other entity which at any time, whether by merger, consolidation, purchase or otherwise, acquires all or substantially all of the assets, capital stock or business of the Company. The rights and obligations of Associate under this Agreement, including without limitation his right to exercise vested stock options, shall inure to the benefit of, be binding upon, be exercisable by and be enforceable by Associate's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Associate should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or if there is no such designee, to his estate.

      13. Amendment or Modification. This Agreement may not be amended, modified, altered or changed except upon written consent of the Parties.

      14. Severability. The illegality, invalidity or unenforceability of any particular provision of this Agreement shall not affect the legality, validity or enforceability of the remaining parts, terms or provisions of this Agreement, but the obligation to be fulfilled under such illegal, invalid or unenforceable provision shall automatically be reduced to the limit of legality, validity or enforceability prescribed by law, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      15. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The waiver of any breach of this Agreement by either party or the failure of either party to require the performance of any term or obligation of this Agreement, in whole or in part, in any one instance, shall not constitute a waiver of or prevent any subsequent enforcement of such term or obligation in another instance or be deemed a waiver of any subsequent breach.

      16. Entire Agreement. Associate and the Company agree that this Agreement, together with the Separation Agreement, contains and constitutes the entire understanding and agreement between the Parties hereto respecting the terms of Associate's termination from the Company and, except as expressly provided herein, supersedes, cancels and replaces all previous written or verbal negotiations, agreements, commitments and writings in connection with severance or compensation arrangements, including the letters to Associate from G. William Seawright dated July 9, 1997 and August 13, 1997.

      17. Execution. This Agreement may be executed in two duplicate counterparts, each of which shall be treated as an original, but both of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

      18. Change In Control. If a Change In Control, as defined in the Corporate Severance Policy dated November 1996, occurs after the Termination Date, any payments yet to be made to Associate under Paragraph 3.A and, if applicable, paragraphs 6 and 7 of the Separation Agreement shall be paid in a lump sum upon the occurrence of such Change In Control. Notwithstanding the foregoing, the meaning of the term "Severance Period," as defined in Paragraph 3.A, shall not change in this or any other event.

      19. Notice. Any notice required or made under this Agreement shall be in writing and shall be delivered by certified mail, return receipt requested, by FedEx or other overnight delivery service or by facsimile, if confirmed, as follows:

            a.    to Associate

                  Peter R. Johnson, Esq.
                  26 Stoneridge Drive
                  South Barrington, IL 60010
                  Facsimile:  847-842-9776

            b.    to the Company

                  Enesco Group, Inc.
                  Chancellory Business Park
                  225 Windsor Drive
                  Itasca, IL  60143
                  Facsimile:  630-875-5846
                  Attention:  Allan G. Keirstead,
                              Executive Vice President,
                              Chief Administrative and Financial Officer

      Either party may change the address to which notices are to be sent by providing notice in writing to the other Party in accordance with the terms hereof.

      20. Effective Date. Associate may revoke this Agreement for a period of seven days following its execution by him, and the Agreement shall not become effective or enforceable until the date upon which this revocation period has expired (the "Effective Date"). If the Effective Date is later than the Termination Date, all payments that would have been made prior to such date shall be paid as of the Effective Date.


      Executed this __________  day of ____________, 1999.



                                       _________________________________
                                       Peter R. Johnson

                                       ENESCO GROUP, INC.


                                       By:______________________________
                                          Allan G. Keirstead
                                          Executive Vice President,
                                          Chief Administrative and
                                          Financial Officer